Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of May 20, 2022 (the “Effective Date”), is made by and between Kenneth Cundy (the “Executive”) and Anebulo Pharmaceuticals, Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A. The Company and the Executive desire to enter into this Employment Agreement in the form hereof.

B. The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

C. The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a) “AAA” shall have the meaning set forth in Section 19.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Base Compensation” shall have the meaning set forth in Section 3(a).

(e) “Board” shall mean the Board of Directors of the Company or any successor governing body.

(f) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s willful failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Executive’s material breach of this Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive), so long as such notice is provided within ninety (90) days after the Company knew or should have known of such condition.

(g) “Change in Control” shall mean: (i) a Reorganization Event as that term is defined in the Company’s 2020 Stock Incentive Plan

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company” shall, except as otherwise provided in Section 7(i), have the meaning set forth in the preamble hereto.

(j) “Compensation Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(k) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(l) “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months as determined by a physician jointly selected by the Company and the Executive.

(m) “Effective Date” shall have the meaning set forth in the preamble hereto.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Excise Tax” shall have the meaning set forth in Section 6(b).

(p) “Executive” shall have the meaning set forth in the preamble hereto.

(q) “First Payment Date” shall have the meaning set forth in Section 5(b)(i)(A).

(r) Intentionally omitted.

(s) The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder after the occurrence of one or more of the following conditions without the Executive’s written consent: (i) a material diminution in the Executive’s authority, duties, or responsibilities, as described herein; (ii) a material diminution in the Executive’s Annual Base Compensation; (iii) a material change in the geographic location at which the Executive must perform the Executive’s services hereunder that requires the Executive to relocate his residence; or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; and which, in the case of any of the foregoing, continues beyond thirty (30) days after the Executive has provided the Company written notice that the Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition; and Executive actually resigns employment from the Company within thirty (30) days following the Company’s failure to remedy the condition and the expiration of the thirty (30) day cure period.

(t) Intentionally omitted.

(u) “Installment Payments” shall have the meaning set forth in Section 5(b)(i)(A).

(v) Intentionally omitted.

(w) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(x) “Other Stock-Based Award” shall mean an award of stock of the Company as defined in Sections 6-7 of the Company’s 2020 Stock Incentive Plan, subject to grant awards made by the Company.

(y) Intentionally omitted.

(z) “Performance Targets” shall have the meaning set forth in Section 3(b).

(aa) “Person” shall mean any individual, natural person, corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(bb) “Proprietary Information” shall have the meaning set forth in Section 7(c).

(cc) Intentionally omitted.

(dd) “Release” shall have the meaning set forth in Section 5(b)(ii).

(ee) “Reorganization Event” shall have the meaning set forth in Section 8(b)(i) of the Company’s 2020 Stock Incentive Plan.

(ff) “Restricted Period” shall mean the period from the Effective Date through (i) with respect to any termination of employment, the first (1st) anniversary of the Date of Termination.

(gg) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(hh) “Severance Payment” shall have the meaning set forth in Section 5(b)(i).

(ii) “Severance Period” shall mean: (A) if the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), the period beginning on the Date of Termination and ending on the six (6) month anniversary of the Date of Termination.

(jj) “SIP” shall mean the Company’s 2020 Stock Incentive Plan adopted by the Company on or about June 18, 2020 and any additional long-term incentive plan adopted in the future and identified by the Company, in the adopting resolution or otherwise, as an “SIP” pursuant hereto, and all associated agreements and restrictions relating thereto.

(kk) “Company Agreement” shall mean that certain Company Agreement of Anebulo Pharmaceuticals, Inc., as it may be amended, modified or supplemented from time to time.

(ll) Intentionally Omitted.

(mm) “Total Payments” shall have the meaning set forth in Section 6(b).

2. Employment

(a) In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) At-Will Employment subject to Notice. Beginning on the Effective Date, subject to the Notice of Termination requirements of Section 4(b) of this Agreement, Executive shall be employed by the Company as an at-will employee and either the Executive or the Company may terminate the employment relationship with or without Cause under the Circumstances set forth in Section 4(a) of this Agreement.

(c) Position and Duties. During employment the Executive: (i) shall serve as Chief Scientific Officer (“CSO”), with responsibilities, duties and authority customary for such position; (ii) shall report directly to the Chief Executive Officer (“CEO”); (iii) shall devote a substantial and primary, but not exclusive portion of the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive may (1) serve on corporate, civic, charitable, industry or professional association boards or committees, and engage in other professional business ventures, subject to the Board’s prior written consent (which consent shall not unreasonably be withheld), (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of the Executive’s duties and responsibilities hereunder, or involves a conflict of interest with the Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (4) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time, which have been made available to the Executive.

(d) Work Location. The Executive’s principal place of employment shall be his personal offices in Atherton, California; provided that the Company reserves the right to reasonably require the Executive to work at places other than the Executive’s primary work location from time to time, and to require reasonable business travel.

3. Compensation and Related Matters

(a) Annual Base Compensation. For services provided under this Agreement, Executive shall receive an annual salary of USD $350,000, less applicable payroll tax withholdings and other authorized deductions, and which shall be paid in accordance with the customary payroll practices of the Company, subject to review and adjustment by the Board in its sole discretion (the “Base Compensation”).

(b) Other Stock-Based Awards. Executive understands and agrees that the significant portion of the compensation for his services shall be derived from the Other Stock-Based Awards under the SIP upon the reaching of certain Performance Targets (including dates) set forth below, and as approved by the Board, to the satisfaction of the Board on or before the dates set forth in the chart below. A separate grant document will be issued for the Other Stock-Based Award. All Other Stock-Based Awards under the SIP shall be subject to all terms and conditions imposed by the SIP, Company Agreements, and any other agreements concerning the sale, disposal, encumberment, transfer or ownership rights of such Other Stock-Based Award and/or class of shares, as well as timely execution by Executive of all agreements associated with such Other Stock-Based Award in the discretion of the Company and its advisors. All Performance Targets which have not been achieved upon the fourth anniversary of the Effective Date of this Agreement shall be forfeit. The Board may elect to revive a forfeited award or provide new Other Stock-Based Awards at its sole discretion.

Date or Event	Performance Target or Date	Other Stock- Based Award
7/1/22 10/1/22 1/1/23 4/1/23 7/1/23 10/1/23 1/1/24 4/1/24 7/1/24 10/1/24 1/1/25 4/1/25 7/1/25 10/1/25 1/1/26 4/1/26	Options to purchase 233,446 common equity shares at the closing price of the Company’s stock on the date of the Executive’s Stock Option Grant agreement, shall vest ratably in 16 quarterly installments (option to purchase 14,590 shares each quarter) on the dates listed herein over a 4-year period from July 1, 2022 through April 1, 2026, provided Executive is employed with the Company on the respective Date.	233,446 shares total

Event	The closing of a Board approved Change in Control of the Company provided that Executive was employed with the Company on the date of the Board’s approval of the Change in Control.	Immediate vesting of time-based stock options referenced (above)

Event	Options to purchase 116,723 common equity shares at the closing price of the Company’s stock on the date of the Executive’s Stock Option Grant agreement, shall vest immediately upon FDA approval of ANEB-001.	Immediate vesting of 116,723 “FDA Approval” stock options referenced (left)

(c) Benefits. The Executive is eligible to receive family health, dental, and vision coverage under an existing Company plan or, for the first 18 months after the Effective Date, Executive may elect to receive reimbursement from Company for family health, dental, and vision care COBRA Payments incurred and paid by the Executive after the Effective Date, to a maximum of $3,000 per month prior to initiating coverage under the Company plan.

(d) Paid Time Off; Holidays. During the Term, the Executive shall be entitled to 3 weeks of paid time off (“PTO”) each full calendar year. The PTO shall be used for vacation time, personal days and sick days. Any vacation or personal time shall be taken at the reasonable and mutual convenience of the Company and the Executive, and with prior approval of the Company, and shall be counted as PTO. Any PTO that the Executive is entitled to in any calendar year that is not used by the end of such calendar year shall carry over to the following year, subject to the maximum accrual cap as specified in the Company’s PTO policy as in effect from time to time. Any unused accrued PTO will be paid to Executive at the time of termination from employment. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(e) Business Expenses. During employment the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures and Board directive.

(f) Bonus Opportunity. During employment with the Company, the Executive shall be entitled to an annual Bonus of up to thirty percent (30%) of Executive’s Base Compensation, less applicable taxes and payroll withholdings, prorated based on the number of days employed during the year (the “Bonus”). The decision to award a Bonus and the final amount of any Bonus earned will depend on personal and/or Company performance criteria and shall be in the sole discretion of the Board. The Executive must continue to be employed through the date the Bonus is paid in order to earn such Bonus. The Bonus, if any, shall be paid no later than 30 days after the approval by the Board.

4. Termination

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation for Good Reason. The Executive may resign from the Executive’s employment for Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.

b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder. In connection with any termination of Executive’s employment with the Company, Executive agrees to immediately tender written resignation of any officer or director positions to which he has been appointed or elected, subject to the direction of the Board on timing.

5. Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Compensation through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), (iii) any accrued but unused PTO owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b) Severance Benefits.

(i) If the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), then, in addition to the payments and benefits described in Section 5(a) above, and subject to the Executive’s fulfillment of the Release condition in Section 5(b)(B)(ii) below, the Company shall provide the Executive with the following benefits (the “Severance Benefits”):

(A) A cash severance payment in an amount equal to six (6) months (the “Severance Period”) of the Executive’s then-current Base Compensation, less applicable withholdings and deductions (the “Severance Payment”). Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Base Compensation would have been paid had the Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment; and

(B) If the Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following the Date of Termination, the Company will pay the Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the end of the period immediately following the Date of Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of the Executive’s eligibility for continuation coverage under COBRA, or (C) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by the Executive under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to the Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Date of Termination, with the balance of the payments paid thereafter on the schedule described above. If the Executive becomes eligible for coverage under another employer’s group health plan, the Executive must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

(C) the number of unvested shares subject to Other Stock-Based Awards (as defined above) equal to the number that would have vested during the six (6) months immediately following the Termination Date shall immediately vest and be exercisable in accordance with the terms of the SIP (as defined above).

(ii) The Severance Benefits shall be in lieu of notice or any other severance benefits to which the Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the Severance Benefits shall be paid or provided to the Executive unless, on or prior to the thirtieth (30th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), which Release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such Release is revocable under applicable law, and (B) as of the first date on which the Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Benefits shall thereupon be forfeited.

(c) The provisions of this Section 5 shall supersede in their entirety any severance benefit provisions in any severance plan, policy, program or other arrangement maintained by the Company and any other severance provisions in any prior agreements between the Executive and the Company.

6. Change in Control

(a) Other Stock-Based Awards. Notwithstanding anything to the contrary in this Agreement or any other agreement, including the SIP and any award agreement thereunder, all Other Stock-Based Awards granted to the Executive under the SIP and held by the Executive, but which have not yet been completed, as of immediately prior to a Change in Control, to the extent unvested, shall immediately become 100% vested on a date set by the Board, provided the Executive was employed by the Company on the date of the Change in Control.

(b) Golden Parachute Excise Tax Protection. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits provided to the Executive hereunder, or under any other agreement with the Executive or any plan, policy or arrangement of the Company or any of its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(b), result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) reduced by such amount such that no portion of the Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination of whether a reduction in Total Payments is necessary and the amount of any such reduction shall be made by the Company in its reasonable discretion and in reliance on its tax advisors. If the Company so determines that a reduction in Total Payments is required, such reduction shall apply first pro rata to (A) cash payments subject to Section 409A of the Code as “deferred compensation” and (B) cash payments not subject to Section 409A of the Code (in each case with the cash payments otherwise scheduled to be paid latest in time reduced first), and then pro rata to (C) equity-based compensation subject to Section 409A of the Code as “deferred compensation” and (D) equity-based compensation not subject to Section 409A of the Code.

7. Restrictive Covenants; Proprietary Information

(a) In Executive’s role, the Company will provide, and has provided, Executive with access to the Proprietary Information and other confidential information of the Company. Executive will also benefit from the business goodwill of the Company that Company has spent considerable time, effort and expense to develop. In consideration for the Company’s agreement to provide Executive with its Proprietary Information and other confidential information and in consideration of Executive benefitting from the Company’s business goodwill, Executive agrees as follows: The Executive shall not, at any time during Executive’s employment or during the twelve (12)-month period immediately following the Date of Termination, directly or indirectly, either for himself or on behalf of any other entity recruit or otherwise solicit or induce any employee or independent contractor of the Company to terminate its employment or engagement with the Company, or otherwise change its relationship with the Company.

(b) The provisions contained in Section 7(a) may be altered and/or waived to be made less restrictive on the Executive with the prior written consent of the Board or the Compensation Committee.

(c) Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 7(e), the Executive shall, during the Executive’s employment and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(i) Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that— (A) is made— (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d) Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(e) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Upon notification from Executive of such subpoena or other legal process, but only to the extent that such notification is provided during the Restricted Period, the Company shall, at its reasonable expense, retain mutually acceptable legal counsel to represent Executive in connection with Executive’s response to any such subpoena or other legal process. The Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for the Executive furnished to the Company, such information is required to be disclosed for the Executive not to be in violation of any applicable law or regulation or (ii) the Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between the Executive and the Company.

(f) The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law. The Company agrees that, upon the termination of the Executive’s employment hereunder, it shall advise its directors and executive officers not to disparage the Executive, either orally or in writing, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law. In addition, nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

(g) Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 7 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or person with which the Executive discusses potential employment or any other service relationship.

(h) In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(i) As used in this Section 7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

(j) Executive acknowledges that Company’s Proprietary Information and other confidential information and Company’s ability to reserve it for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure of the Proprietary Information or other confidential information by the Executive will cause irreparable harm to Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Executive further acknowledges that each member of Company is an intended third-party beneficiary of this Agreement.

(k) Proprietary Rights.

(i) Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by Company and relating in any way to the business or contemplated business, research or development of Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

(ii) For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, work in process, databases, manuals, results, developments, reports, drawings, market studies, formulae, communications, algorithms, product plans, product designs, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, manufacturing information, marketing information, advertising information, and sales information.

(iii) Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work ‘made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein (other than any Nonassignable Inventions), including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

(iv) Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with Company to (i) apply for, obtain, perfect and transfer to Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Company. Executive hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(v) Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(vi) No License. Executive agrees that this Agreement does not, and shall not be construed to grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, tools or other property, real, personal or intellectual, made available to Executive by Company.

(vii) California Limited Exclusion Notification. Executive acknowledges that California Labor Code section 2870(a) provides that Executive cannot be required to assign to the Company any invention that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company (“Nonassignable Inventions”). To the extent that a provision in this Agreement purports to require Executive to assign a Nonassignable Invention to the Company, the provision is against the public policy of the state of California and is unenforceable. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

(l) Executive hereby consents to any and all uses and displays, by Company and its agents, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world , at any time during the period of Executive’s employment by Company, for all legitimate business purposes of Company (“Permitted Uses”). Executive hereby forever releases Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by Company, m connection with any Permitted Use.

8. Injunctive Relief

The Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Section 409A

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b) Separation from Service under Section 409A; Section 409A Compliance. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10. Assignment and Successors

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States. Venue of any action arising hereunder shall lie exclusively in San Mateo County, California.

12. Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Indemnification

The Company shall indemnify Executive to the fullest extent permitted under applicable law against all expenses, judgement, fines, and amounts paid in settlement by Executive in connection with any threatened, pending, or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, in which Executive is involved by reason of (i) the fact that Executive is or was a director or officer of the Company, (ii) any action taken by Executive or any action or inaction on the part of Executive while acting with their authority as a director or officer of the Company, or (iii) the fact that Executive is or was serving at the request of the Company as a director, trustee, officer, employee, agent or fiduciary of the Company.

13. Notices

Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

Anebulo Pharmaceuticals, Inc.
Attn: Simon Allen
Email: simon@anebulo.com

(b)	If to the Executive: Kenneth Cundy (Address provided separately)

14. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement

This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16. Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Construction

This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19. Arbitration

To ensure the timely and economical resolution of disputes that may arise between the Executive and the Company, both the Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (“FAA”), and to the fullest extent permitted by applicable law, the Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) the Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of the Executive’s employment with the Company (including but not limited to all statutory claims). By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by the American Arbitration Association (“AAA”) in San Mateo County, California, or as otherwise agreed to by the Executive and the Company, under the then applicable AAA rules for the resolution of employment disputes (available upon request and also currently available at https://www.adr.org/employment). The Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Company shall pay all AAA arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

All claims, disputes, or causes of action under this Section, whether by the Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

Nothing in this Section is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

20. Enforcement

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21. Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22. Absence of Conflicts; Executive Acknowledgement

The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

23. Survival

The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination.

— Signature page follows —

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 20, 2022.

COMPANY

Anebulo Pharmaceuticals, Inc.

By:

Name:	Simon Allen

Title:	CEO

EXECUTIVE

By:

Name:	Kenneth Cundy

EXHIBIT A

FORM OF RELEASE

In consideration for the Severance Benefits provided for per the terms of the Employment Agreement between Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Kenneth Cundy (the “Executive”), Executive agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue the Company, and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or its subsidiaries or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which the Executive is a participant by virtue of his employment with the Company or its subsidiaries, (ii) any rights of indemnification the Executive may have under any written agreement between the Executive and the Company (or its affiliates), the Company’s Certificate of Incorporation, the Partnership’s LP Agreement, the General Corporation Law of the State of Delaware, any applicable statute or common law, or pursuant to any applicable insurance policy, (iii) unemployment compensation, (iv) contractual rights to vested equity awards, (v) COBRA benefits and (vi) any rights that may not be waived as a matter of law.

In giving the release herein, which includes claims which may be unknown to Executive at present, the Executive acknowledges that the Executive has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the Executive’s release of claims herein, including but not limited to the Executive’s release of unknown claims.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (“ADEA”), and that the consideration given for the Release is in addition to anything of value to which Executive is already entitled. The Executive acknowledges that the Executive has been advised, as required by the ADEA, that: (i) the Executive’s waiver and release does not apply to any rights or claims that may arise after the date that the Executive signs this Release; (ii) the Executive should consult with an attorney prior to signing this Release (although the Executive may choose voluntarily not to do so); (iii) the Executive has 21 calendar days to review and consider this Release (though he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so); and (iv) the Executive further warrants that he understands that, with respect to the release of age discrimination claims only, he has a period of seven (7) days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.

Executive understands that nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that Executive acknowledges and agrees that Executive hereby waives Executive’s right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Release does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any claims that Executive has released and any rights Executive has waived by signing this Release. Nothing in this Release prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive further acknowledges that Executive has been advised, as required by California Government Code Section 12964.5(b)(4), that Executive has the right to consult an attorney regarding this Release and that Executive was given a reasonable time period of not less than five (5) business days in which to do so. Executive further acknowledges and agrees that, in the event Executive signs this Release prior to the end of the reasonable time period provided by the Company, Executive’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such a release prior to the expiration of the time period.

The Executive is hereby advised to consult with an attorney prior to executing this Release. By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

Kenneth Cundy: ________________________	Date: ____________________

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (as it relates to age discrimination claims) by his signature below.

Kenneth Cundy: ________________________	Date: ____________________

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